Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is effective as of May 23, 2023 (the “Effective Date”), by and between SANUWAVE Health, Inc., a Nevada corporation (the “Company”), and Morgan Frank (the “Executive”).

RECITALS

WHEREAS, the Company desires to employ Executive and Executive desires to accept engagement by the Company as its Chief Executive Officer on the terms outlined in this Agreement; and

WHEREAS, in connection with Executive’s employment with the Company, Executive has had, and will have, access to confidential, proprietary and trade secret information of the Company, which confidential, proprietary and trade secret information the Company desires to protect from disclosure and unfair competition.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements of the Company and Executive set forth below, the Company and Executive, intending to be legally bound, agree as follows:

1.           Term of Employment. The term of Executive’s employment under this Agreement will commence on the Effective Date, and will continue until Executive’s employment is terminated pursuant to Section 8 below (such period being the “Employment Term”).

2.            Position and Duties.

(a)          Employment with the Company. While Executive is engaged by the Company during the Employment Term, Executive shall report to the Company’s Board of Directors (the “Board”) and shall perform such duties and responsibilities for the Company and its Affiliates (defined below) as the Board shall assign to Executive from time to time consistent with Executive’s position. Executive’s title during the Employment Term shall be Chief Executive Officer. For purposes of this Agreement, “Affiliate” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, or an unincorporated organization, that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company.

(b)          Performance of Duties and Responsibilities. Executive shall serve the Company faithfully and to the best of Executive’s ability and shall devote Executive’s working time, attention and efforts to the business of the Company during Executive’s employment with the Company. Executive will follow and comply with applicable policies and procedures adopted by the Company from time to time, including without limitation policies relating to business ethics, conflict of interest, non-discrimination, confidentiality and protection of trade secrets. Executive hereby represents and confirms that he is under no contractual or legal commitments that would prevent Executive from fulfilling Executive’s duties and responsibilities as set forth in this Agreement. Notwithstanding the foregoing, during Executive’s employment with the Company, Executive may participate in civic, religious and charitable activities and personal investment activities to a reasonable extent, and, serve on corporate boards or committees so long as such activities do not interfere with the performance of Executive’s duties and responsibilities hereunder.

3.          Board Position. During the Employment Term, Executive shall continue to serve in his role on the Company’s Board of Directors.  Executive acknowledges and agrees that Executive is not entitled to any additional compensation in respect of Executive’s continued appointment as a director of the Company. Executive agrees to abide by all statutory, fiduciary or common law duties arising under applicable law that apply to Executive as a director of the Company.

4            Compensation.

(a)         Base Salary. While Executive is employed by the Company during the Employment Term, the Company shall pay to Executive a base salary at the annual rate determined from time to time by the Company (the “Base Salary”), less all legally required and authorized deductions and withholdings, which Base Salary will be paid in accordance with the Company’s normal payroll policies and procedures. As of the Effective Date, Executive’s Base Salary is $1.00.

(b)        Incentive Compensation. During the Employment Term, Executive may be eligible to receive an incentive bonus opportunity in accordance with any criteria determined by the Board of Directors.

(d)        Employee Benefits. While Executive is employed by the Company during the Employment Term, Executive shall be entitled to participate in each employee benefit plan and program of the Company to the extent that Executive meets the eligibility requirements for such individual plan or program. Executive may receive other benefits commensurate with Executive’s position as may be approved from time to time by the Board of Directors.

(e)          Expenses. While Executive is employed by the Company during the Employment Term, the Company shall reimburse Executive for all reasonable and necessary out-of-pocket business, travel and entertainment expenses incurred by Executive in the performance of Executive’s duties and responsibilities hereunder, including without limitation cell phone costs and expenses incurred in connection with the business of the Company, subject to the Company’s normal policies and procedures for expense verification and documentation.

5.            Confidential Information.

(a)        Definition of Confidential Information. Except as expressly permitted by the Board in writing, Executive shall at all times keep confidential and not disclose, divulge, furnish or make accessible to anyone or use in any way other than in the ordinary course of the business of the Company, any confidential, proprietary, nonpublic or secret knowledge or information of the Company or any of its Affiliates that Executive acquires during Executive’s employment with the Company, whether developed by himself or by others, concerning (i) any trade secrets, (ii) any confidential, proprietary, nonpublic or secret design, process, formula, plan, model, specifications, device or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company or any of its Affiliates, (iii) any customer or supplier list of the Company or any of its Affiliates, or any requirements, specifications or other confidential information about or received from any customer or supplier, (iv) any confidential, proprietary, nonpublic or secret development or research work of the Company or any of its Affiliates, (v) any strategic or other business, marketing or sales plan of the Company or any of its Affiliates, (vi) any financial data or plan respecting the Company or any of its Affiliates, or (vii) any other confidential, nonpublic or proprietary information or secret aspects of the business of the Company or any of its Affiliates (“Confidential Information”).

(b)         Acknowledgement. Executive acknowledges that the above-described Confidential Information constitutes a unique and valuable asset of the Company and its Affiliates and represents a substantial investment of time and expense by the Company and its Affiliates, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and may cause irreparable harm to the Company and its Affiliates. The parties acknowledge and agree that Executive’s obligations under this Agreement to maintain the confidentiality of the Company’s Confidential Information are in addition to any obligations of Executive under applicable statutory or common law.

(c)         Exceptions. The foregoing obligations of confidentiality shall not apply to any Confidential Information to the extent that it (i) is now or subsequently becomes generally publicly known or generally known in the industry in which the Company operates, (ii) is independently made available to Executive in good faith by a third party who Executive reasonably believes has not violated an obligation of confidentiality to the Company or any of its Affiliates, or (iii) is required to be disclosed by legal process. Nothing contained in the preceding sentence shall be interpreted to legitimize any disclosure of Confidential Information by Executive that occurs outside of any of the events described in items (i) through (iii) of the preceding sentence.

(d)         Notice.  Executive may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (a) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney if such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law or for pursuing an anti-retaliation lawsuit; or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and Executive does not disclose the trade secret except pursuant to a court order.

6.           Ventures. If, during Executive’s employment with the Company, Executive is engaged in or associated with the planning or implementing of any project, program or venture involving the Company (or any of its Affiliates) and a third party or parties, all rights in such project, program or venture shall belong to the Company. Except as approved in writing by the Board, Executive shall not be entitled to any interest in any such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith, other than the compensation to be paid to Executive by the Company as provided herein. Executive shall have no interest, direct or indirect, in any customer or supplier that conducts business with the Company (or any of its Affiliates), unless such interest has been disclosed in writing to and approved by the Board before such customer or supplier seeks to do business with the Company (or any of its Affiliates). Ownership by Executive, as a passive investment, of less than 1.0% of the outstanding shares of capital stock of any corporation traded on a national securities exchange or publicly traded in the over‑the‑counter market shall not constitute a breach of this Section 6.

7.            Patents, Copyrights and Related Matters.

(a)         Disclosure and Assignment. Executive shall promptly disclose to the Company any and all improvements, discoveries, processes, know-how, trade-secrets and inventions that Executive may conceive and/or reduce to practice individually or jointly or commonly with others (“Discoveries”) while he is employed with the Company or any of its Affiliates. Executive agrees to assign and does hereby immediately assign, transfer and set over to the Company Executive’s entire right, title and interest in and to any and all Discoveries, and in and to any and all intellectual property rights thereto. Executive agrees to execute all instruments deemed reasonably necessary by the Company to protect and perfect rights in and to the Discoveries. This Section 7(a) shall not apply to any invention for which no equipment, supplies, facilities, Confidential Information, or other trade secret information of the Company was used and that was developed entirely on Executive’s own time, and (i) that does not relate (A) directly to the business of the Company, or (B) to the Company’s actual or demonstrably anticipated research or development, or (ii) that does not result from any work performed by Executive for the Company.

(b)       Copyrightable Material. Executive hereby agrees to assign and does assign to the Company all right, title and interest in all copyrightable material (including intellectual property rights therein) that Executive conceives or originates individually or jointly or commonly with others, and that arise during the Employment Term with the Company or any of its Affiliates and out of the performance of Executive’s duties and responsibilities under this Agreement. Executive shall execute any and all papers and perform all other acts reasonably necessary to assist the Company to obtain and register copyrights on such materials. Where applicable, works of authorship created by Executive for the Company in performing Executive’s duties and responsibilities hereunder shall be considered “works made for hire,” as defined in the U.S. Copyright Act.

8.            Termination of Employment.

(a)          Executive’s employment with the Company shall terminate upon:

i.          the date specified in written notice as ratified by a majority of the Company’s Board of Directors to Executive notifying Executive of the termination of Executive’s employment for any reason;

ii.          Executive providing to the Company not less than 30 days’ prior written notice of Executive’s resignation of employment effective at the end of such period, provided that the Company may in its sole discretion elect to relieve Executive from Executive’s duties during all or any portion of the notice period; or

iii.          Executive’s death or Disability (defined below).

(b)          The date upon which Executive’s termination of employment with the Company is effective is the “Termination Date.”

(c)        “Disability” hereunder shall mean the inability of Executive to perform on a full-time basis the duties and responsibilities of Executive’s employment with the Company by reason of Executive’s illness or other physical or mental impairment or condition, if such inability continues for an uninterrupted period of 90 days or more during any 180-day period. A period of inability shall be “uninterrupted” unless and until Executive returns to full-time work for a continuous period of at least 30 days.

(d)          In the event of termination of Executive’s employment, the sole obligation of the Company shall be its obligation to pay Executive any earned and unpaid compensation due to Executive as of the Executive’s Termination Date or as otherwise provided by law, and the Company shall have no other obligation to Executive or to Executive’s beneficiary or Executive’s estate.

9.           Non-Competition/Non-Solicitation. Executive acknowledges that the Company has spent significant time, effort and resources protecting its Confidential Information, including its trade secrets, customer goodwill, and employee, supplier, and vendor relationships. Executive has had access to the Company’s Confidential Information, and has significant control and influence over the Company’s customers, suppliers, vendors and employees, and he will continue to do so under this Agreement. In order to protect the Company’s Confidential Information, trade secrets, customer goodwill and the stability of the Company’s workforce, and other legitimate business interests, the Executive agrees to the following covenants:

(a)          Non-Competition. During Executive’s employment with the Company or any Affiliate and for a period of one (1) year following the termination of such employment, whether initiated by Executive or the Company, Executive shall not, either directly or indirectly in any manner or capacity, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise, perform services for or have any interest in any Competitive Business in the Territory. “Competitive Business” means any person, entity or business operation (other than the Company) that engages in any business that is competitive with the then-current businesses of the Company or with any business or market the Company is actively preparing to enter as of the date of termination of Executive’s employment. Executive acknowledges that the Company conducts its business throughout the United States and internationally, and, therefore, that the term “Territory” as used herein shall be worldwide. Ownership by Executive, as a passive investment, of less than 1.0% of the outstanding shares of capital stock of any corporation traded on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Section 9(a).

(b)          Non-Solicitation of Customers and Suppliers. During Executive’s employment with the Company or any Affiliate and for a period of one (1) year following the termination of such employment, whether initiated by Executive or the Company, Executive shall not, either directly or indirectly on behalf of himself or any third party (i) call on or solicit any customers for the purpose of marketing or selling any products or services competitive with the business of the Company, or for the purpose of diverting any business away from the Company; (ii) persuade or attempt to persuade, or induce or attempt to induce, any actual or prospective customer, client, vendor, service provider, supplier, contractor or any other person having business dealings with the Company to cease doing business or otherwise transacting business with the Company or to reduce the amount of business it conducts or will conduct with the Company; (iii) call on or solicit any suppliers of the Company for the purpose of marketing or selling any products or services competitive with the business of the Company or for the purpose of attempting to persuade, induce or attempt to induce any supplier of the Company to cease doing business or otherwise transacting business with the Company or to reduce the amount of business it conducts or will conduct with the Company; or (iv) otherwise disrupt, damage or interfere in any manner with the relationship between the Company and its actual or prospective customers, clients, vendors, service providers, or suppliers. Executive acknowledges that the Company has invested material time and resources in the identification and qualification of its customers and/or suppliers and that the identity, nature and details of its relationships with customers and/or suppliers are unique and proprietary.

(c)          Non-Solicitation of Employees. During Executive’s employment with the Company or any Affiliate and for a period of one (1) year following the termination of such employment, whether initiated by the Executive or the Company, Executive shall not, either directly or indirectly on behalf of himself or any third party, in any manner or capacity, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise, hire, engage, recruit, solicit, or otherwise interfere with the employment or retention of any person who is then an employee or independent contractor of the Company or any of its Affiliates or who was an employee or independent contractor of the Company or any of its Affiliates as of the Termination Date. Anonymous job postings in a general publication or website to which an employee responds shall not violate this Section 9(c).

(d)         Reasonableness of Covenants. The Executive agrees that the scope and duration of Section 9 are reasonable and necessary to protect the Company’s legitimate business interests. If, at any time, any term or provision contained in Section 9 is finally adjudicated by a court or arbitrator of competent jurisdiction as invalid or unenforceable, the parties hereby agree that the court or arbitrator making this determination will have the power to reform the scope and/or duration of the term or provision to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable which comes closest to expressing the intention of the invalid or unenforceable term or provision; and that such reformation will not impact the other provisions of this Agreement and will be enforceable as so modified.

10.       Return of Property. Upon termination of Executive’s employment with the Company, or at such earlier time requested by the Company, Executive shall promptly deliver to the Company any and all Company records and any and all Company property in Executive’s possession or under Executive’s control, including without limitation manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer storage devices, source codes, data, tables or calculations and all copies thereof, documents that in whole or in part contain any trade secrets or confidential, proprietary or other secret information of the Company or any of its Affiliates, and all copies thereof, and keys, vehicles, access cards, access codes, passwords, credit cards, personal computers, telephones and other electronic equipment belonging to the Company or any of its Affiliates. Executive’s retention of information and materials related to Executive’s service on the Board or his personal compensation and benefits, will not violate this subsection.

11.        Remedies. Executive acknowledges that it would be difficult to fully compensate the Company for monetary damages resulting from any breach by Executive of the provisions of Sections 5, 6, 7, or 9 hereof. Accordingly, in the event of any actual or threatened breach of any such provisions, the Company shall, in addition to any other remedies it may have, be entitled to injunctive and other equitable relief to enforce such provisions, and such relief may be granted without the necessity of proving actual monetary damages.

12.         Miscellaneous.

(a)         Taxes. The Company will deduct or withhold from any payment made or benefit provided hereunder all federal, state and local taxes which the Company is required or authorized by law to deduct or withhold therefrom or otherwise collect in connection with the wages and benefits provided in connection with the Executive’s employment with the Company. This Agreement and the payments and benefits provided hereunder are intended to be exempt from the requirements of Internal Revenue Code Section 409A (and related regulations and guidance) to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise. Notwithstanding anything in this Agreement to the contrary, this Agreement and the payments and benefits provided hereunder shall be interpreted, operated and administered in a manner consistent with such intentions. Without limiting the generality of the foregoing, if and to the extent required to comply with Section 409A, (i) each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments; (ii) any expenses eligible for reimbursement in one taxable year shall not affect the expenses eligible for reimbursement in any other taxable year, the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred, and the right to reimbursement shall not be subject to liquidation or exchange for another benefit; and (iii) no payment or benefit required to be paid under this Agreement on account of a termination of Executive’s employment shall be made unless and until Executive incurs a “separation from service” within the meaning of Section 409A. If Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), then to the extent necessary to avoid subjecting Executive to the imposition of any additional tax under Section 409A with respect to amounts that are not otherwise exempt from Code 409A, amounts that would otherwise be payable under this Agreement during the six-month period immediately following a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) shall not be paid during such period, but shall instead be accumulated and paid in a lump sum on the first business day following the earlier of (a) the date that is six months after the separation from service or (b) Executive’s death.

(b)         Jurisdiction and Venue. Executive and the Company consent to jurisdiction of the courts of the State of Minnesota and/or the federal district courts of the District of Minnesota for the purpose of resolving all issues of law, equity, or fact, arising out of or in connection with this Agreement. Any action involving claims for interpretation, breach or enforcement of this Agreement shall be brought in such courts. Each party consents to personal jurisdiction over such party in the state and/or federal courts of Minnesota and hereby waives any defense of lack of personal jurisdiction or inconvenient forum. If the decision is made to move the Company headquarters to another state, then the jurisdiction would change to the state and county in which the Company headquarters is located.

(c)         Governing Law. All matters relating to the interpretation, construction, application, validity and enforcement of this Agreement shall be governed by the laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule, whether of the State of Minnesota or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Minnesota.

(d)          Entire Agreement. This Agreement supersedes all prior agreements and understandings with respect to such subject matter, but does not affect, modify or supersede any other agreement between the Company and the Executive relating to the protection of confidential, proprietary or trade secret information, the assignment of inventions, non-competition with the Company or non-solicitation of customers or employees, or any document relating to Executive’s ownership rights in the Company.

(e)          Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the parties hereto.

(f)           No Waiver. No term or condition of this Agreement shall be deemed to have been waived, except by a statement in writing signed by the party against whom enforcement of the waiver is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

(g)          Assignment. Neither party may, without the written consent of the other, assign or delegate any of its rights or obligations under this Agreement, except that the Company may, without the consent of the Executive, assign or delegate any of its rights or obligations under this Agreement to (i) any corporation or other business entity with which the Company may merge or consolidate, (ii) any corporation or other business entity to which the Company may sell or transfer all or substantially all of its assets or capital stock or equity. After any such assignment or delegation by the Company, the assignee shall thereafter be deemed to be the “Company” for purposes of all terms and conditions of this Agreement and the Company shall be discharged from all further liability hereunder, but only on the condition that the assignee expressly assume all of the Company’s obligations to Executive hereunder.

(h)       Counterparts. This Agreement may be executed in two counterparts and delivered by facsimile or other means of electronic communication, each of which shall be deemed an original but both of which shall constitute but one instrument.

(i)           Notices. All notices, requests, demands or other communications required by or otherwise with respect to this Agreement shall be in writing and shall be deemed to have been duly given to the other party on the date delivered when delivered personally, one business day following the date when sent by nationally recognized overnight delivery service for next business day delivery, or three business days following the date of postmark if sent by first-class U.S. registered or certified mail, postage prepaid and return receipt requested, provided in each case such notice is properly addressed to the applicable addresses set forth below (or such other address as such party may indicate in writing to the other party pursuant to this Section 12(i)):

If to the Company:

SANUWAVE Health, Inc.
11495 Valley View Rd
Eden Prairie, MN 55344
Attention: Human Resources

If to the Executive:
At the last known address in the personnel records of the Company.

With a copy to Executive’s attorney:

(j)        Severability. To the extent that any portion of any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and this Agreement shall be unaffected and shall continue in full force and effect.

(k)         Captions and Headings. The captions and paragraph headings used in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date set forth above:

SANUWAVE HEALTH, INC.

By:	/s/ Toni Rinow
Name:	Toni Rinow
Title:	Chief Financial Officer

EXECUTIVE

/s/ Morgan Frank
Morgan Frank